Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”), executed as of June 6, 2017 but effective from and as of May 29, 2017 (the “Effective Date”), among Claire’s Stores, Inc., a Florida corporation (“Claire’s”), Claire’s Inc., a Delaware corporation f/k/a Bauble Holdings Corp. (“Holdings”, and together with Claire’s, the “Companies”), Apollo Management VI, L.P., a Delaware limited partnership (together with its affiliates, “Apollo”), Cowen and Company, LLC, a Delaware limited liability company (“Cowen”, and together with Apollo, the “Managers”) and TACP Investments — Claire’s LLC, a Delaware limited liability company (“TACPI”). This Agreement supersedes, amends and entirely restates the Management Services Agreement, dated as of May 29, 2007 (the “Original Commencement Date”), by and among the Companies, Apollo, Tri-Artisan Capital Partners, LLC, a Delaware limited liability company (“TACP”) and TACPI (the “Original Agreement”).

WHEREAS, the parties described above previously entered into the Original Agreement;

WHEREAS, effective as of September 2, 2016, TACP assigned its rights, obligations and interests under the Original Agreement from and after such date to Cowen;

WHEREAS, pursuant to Section 6.9 of the Original Agreement, the Original Agreement may be amended by a written agreement signed by each of the parties thereto;

WHEREAS, the Companies, the Managers and TACPI desire to amend and restate the Original Agreement as set forth herein with effect as of the Effective Date; and

WHEREAS, the Companies have obtained and desire to continue to obtain from the Managers, and the Managers have provided and desire to continue to provide to the Companies, certain investment banking, management, consulting and financial planning services on an ongoing basis and certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken by the Companies or their subsidiaries from time to time in the future.

NOW, THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

1. Retention of Services

1.1 General Services. Subject to the terms and conditions hereof, each of the Managers hereby agrees, at the Companies’ request, to provide investment banking, management, consulting and financial planning services to the Companies on an ongoing basis in connection with the operation and growth of the Companies and their subsidiaries in the ordinary course of their businesses during the term of this Agreement (the “General Services”). The scope of the General Services to be provided by each Manager shall be such as reasonably requested by the Companies and agreed to by such Manager from time to time.

1.2 Major Transaction Services. Subject to the terms and conditions hereof, each of the Managers hereby agrees, at the Companies’ request, to provide financial advisory and investment banking services to the Companies in connection with major financial transactions that may be undertaken by the Companies or their subsidiaries from time to time in the future (the “Major Transaction Services”). The scope of the Major Transaction Services shall be such as reasonably requested by the Companies and agreed to by the Managers from time to time. Nothing to the contrary herein withstanding, either Manager, at its respective election, may instead procure that one or more affiliates of such Manager provide such Major Transaction Services in lieu of, or in addition to, such Manager. For greater certainty, but without limitation, in the case of Apollo, such affiliate may include Apollo Global Securities, LLC.

2. Compensation.

2.1 General Services Fee. From and after the Effective Date, no fee shall be owing or payable to the Managers in consideration of the performance of the General Services.

2.2 Major Transaction Services Fee. In consideration of any Major Transaction Services provided by the Managers (or their affiliates) from time to time, the Companies shall pay the Managers (or their affiliates) normal and customary fees for services of like kind as agreed by such Managers (or their affiliates) and the Companies, taking into consideration all relevant factors, including but not limited to, the size and complexity of the subject transaction, the time devoted to providing such services and the value of the Managers’ (or their affiliates’) financial advisory and/or investment banking expertise and relationships within the business and financial community.

2.3 [Reserved.]

2.4 Expenses. The Companies shall pay to, or on behalf of, each Manager, promptly as billed, an amount equal to all out-of-pocket expenses incurred by such Manager in connection with the services requested by the Companies to be provided by such Manager pursuant to the terms of this Agreement. Such expenses may include, among other things, fees and disbursements of counsel, travel expenses, word processing charges, messenger and duplicating services, telephone and facsimile expenses and other customary expenditures.

3. Term.

3.1 Termination. This Agreement commenced on, and shall be effective from, the Original Commencement Date, and shall terminate upon the earliest to occur of (i) the Termination Date (as defined below), (ii) a Termination Event (as defined below) and (iii) the written agreement by each of the Companies and the Managers to such effect.

3.2 “Termination Date” means the date that is the eight year anniversary of the Effective Date; provided, that, on each of the eight year and nine year anniversaries of the Effective Date, the Termination Date shall be automatically extended by one successive twelve month period absent contrary notice by either party given not less than thirty (30) days prior to such anniversary date. For the avoidance of doubt, in no event shall the Termination Date occur later than the ten year anniversary of the Effective Date.

3.3 “Termination Event” means the consummation of any transaction or series of transactions (including any merger, consolidation, disposition, recapitalization or issuance or sale of assets or equity interests, whether pursuant to one or more underwritten offerings, private sales or otherwise), whether or not related, as a result of which New Holders (as defined below) become the beneficial owner, directly or indirectly, of more than 90% of the equity and voting securities of Holdings. “New Holders” means one or more persons that are not Initial Holders; “Initial Holders” means (A) holders of equity interests of Holdings as of the Effective Date, or any affiliates of the foregoing and/or (B) any directors, officers, employees and/or other members of management of Holdings and/or its subsidiaries who acquire or receive equity interests of Holdings at any time in their capacities as such.

3.4 Survival of Certain Obligations. Notwithstanding any other provision hereof, the obligations of the Companies to pay amounts due with respect to periods prior to the termination hereof pursuant to Section 2 hereof and the provisions of Sections 4 and 5 hereof shall survive any termination of this Agreement.

4. Decisions and Authority of Managers.

4.1 Limitation on the Managers’ Liability. The Companies reserve the right to make all decisions with regard to any matter upon which the Managers have rendered advice and consultation, and there shall be no liability of any Manager for any such advice accepted by the Companies pursuant to the provisions of this Agreement.

4.2 Independent Contractor. Each Manager shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the services under this Agreement. As an independent contractor, each Manager shall have authority only to act as an advisor to the Companies and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Companies or the other Manager or to obtain or incur any right, obligation or liability on behalf of the Companies or the other Manager. Nothing contained in this Agreement shall result in any Manager or any of its partners or members or any of their affiliates, investment managers, investment advisors or partners being a partner of or joint venturer with the Companies or the other Manager.

5. Indemnification.

5.1 Indemnification/Reimbursement of Expenses. The Companies shall (i) indemnify each Manager and each of their respective partners and members and their respective affiliates, investment managers, investment advisors and their respective affiliates, and the partners, directors, officers, employees, agents and controlling persons of such Manager and its partners and its affiliates (collectively, the “Indemnified Parties”), to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the services or any other advice or services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance by such Manager of the services contemplated by, this Agreement, and (ii) promptly reimburse each Indemnified Party for all costs and expenses (including reasonable and documented attorneys’ fees and expenses), as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Companies and whether or not resulting in any liability.

5.2 Limited Liability. The Companies shall not be liable under the indemnification contained in Section 5.1 hereof with respect to any Manager and its Indemnified Parties to the extent that such loss, claim, damage, liability, cost or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Manager’s willful misconduct or gross negligence. The Companies further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Companies, holders of their securities or their creditors related to or arising out of the engagement of the Managers pursuant to, or the performance by any Manager of the services contemplated by, this Agreement.

6. Miscellaneous.

6.1 Assignment. None of the parties hereto shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of Apollo; provided, however, that, without obtaining such consent, Apollo may assign this Agreement or its rights and obligations hereunder to (i) any of its partners or members or their affiliates or any person who controls Apollo; or (ii) any investment fund, investment account or investment entity whose investment manager, investment advisor or partner, or any principal or beneficial owner of any of the foregoing, is any person identified in clause (i) above. Subject to the foregoing, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right hereunder or by virtue hereof.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts made and performed within the State of Delaware without regard to principles of conflict of laws.

6.3 Joint and Several Obligations. The obligations of the Companies under this Agreement are the joint and several obligations of Holdings and Claire’s. The obligations of the Managers are several and not joint.

6.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

6.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all written or verbal representations, warranties, commitments and other understandings with respect to the subject matter of this Agreement prior to the date of this Agreement, including the Original Agreement.

6.6 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary to consummate the transactions contemplated by this Agreement. The parties agree to take such further action and to deliver or cause to be delivered any additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the agreements and transactions contemplated hereby.

6.7 Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

6.8 Headings. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof.

6.9 Amendment and Waiver. This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by each of the parties hereto.

6.10 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CLAIRE’S INC.

By:	/s/ Stephen Sernett
Name: Stephen Sernett
Title: General Counsel

CLAIRE’S STORES, INC.

By:	/s/ Stephen Sernett
Name: Stephen Sernett
Title: General Counsel

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC, its General Partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Signature Page to Claire’s A/R Management Services Agreement

COWEN AND COMPANY, LLC

By:	/s/ John Holmes
Name: John Holmes
Title: Managing Director and COO

TACP INVESTMENTS – CLAIRE’S LLC

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: Managing Director

Signature Page to Claire’s A/R Management Services Agreement